EX. 99.1

AZZ Second Quarter – Fiscal Year 2009
September 26, 2008

AZZ incorporated Reports Year-To-Date and Second Quarter Results of Fiscal - Year 2009

For the three months-Revenues, Net Income, Earnings per share and Backlog all achieved record highs
For the six months – Revenues increase 30%, Net Income up 75%, Earnings per Share increase 72% and Backlog is up 28%

Contact:          Dana Perry, Senior Vice President – Finance and CFO
         AZZ incorporated 817-810-0095
                         Internet:  www.azz.com

                         Lytham Partners 602-889-9700
                         Joe Dorame or Robert Blum
                         Internet: www.lythampartners.com

September 26, 2008 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and six-month periods ended August 31, 2008. Revenues for the second quarter increased 27 percent to a record setting level of $103.3 million, compared to $81.6 million for the same period last year. Net income for the second quarter increased 39 percent to $11.3 million, or $0.92 per diluted share, compared to net income of $8.1 million, or $0.66 per diluted share, in last year’s fiscal second quarter.

For the six-month period, the Company reported revenues of $203.2 million, an increase of 29 percent compared to $157 million for the comparable period last year. Net income for the six months rose 75 percent to record setting level of $21.4 million, or $1.74 per diluted share, compared to $12.3 million, or $1.01 per diluted share for the comparable six-month period last year.  The acquisitions of AAA Galvanizing on April 1, 2008 and Blenkhorn and Sawle on July 1, 2008 are included in the financial results for the six-month period of fiscal 2009.

Backlog at the end of our second quarter ending August 31, 2008, was the highest in company history at $190.8 million versus $149.2 million at August 31, 2007, an increase of 28 percent.  Backlog at our February 29, 2008 year-end and our first quarter of fiscal 2009 was $134.9 million and $141.8 million, respectively.  Incoming orders for the second quarter totaled $139.1 million while shipments totaled $103.3 million resulting in a book to ship ratio of 135 percent. For the first six months, orders totaled $245.9 million while shipments totaled $203.2 million, resulting in a year-to-date book to ship ratio of 121 percent.  Incoming orders for the first six months increased 33 percent when compared to the same period a year ago.  Based upon current customer requested delivery dates and our planned production schedule, 60 percent of our backlog is expected to ship in the current fiscal year.  Of our $190.8 million backlog, 29 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment increased 15 percent to $52 million for the second quarter ending August 31, 2008, compared to $45.2 million in the previous year’s

AZZ Second Quarter – Fiscal Year 2009
September 26, 2008

second quarter. Operating income for the second quarter ending August 31, 2008, was $9.8 million, compared to $7.9 million in the second quarter of last year, an increase of 23 percent. Operating margins were 19 percent for the second quarter ending August 31, 2008.  For the first six months, revenues increased 21 percent to $104 million and operating income increased 24 percent to $17.7 million compared to $86 million and $14.3 million, respectively, for the first six months of the prior year. Operating margin for the first six months was 17 percent.

David H. Dingus, president and chief executive officer, commented, “The operating results for our Electrical and Industrial Products Segment continued at a very strong pace.  The strong demand for our products led to an outstanding level of orders with strength in both the domestic and international markets.  We are now operating with a record backlog and are pleased with the balance between our product offerings and the product destination geography.  The power generation, transmission and distribution markets continued to expand and our industrial markets remained strong.  Our backlog for the quarter was also positively impacted as a result of the backlog associated with the Blenkhorn and Sawle acquisition in Canada.  This impact was approximately $13 million.  The quarterly shipments were moderately adversely impacted by some capacity constraints of our vendors and delays in receipt of customer engineering specifications, which resulted in some scheduled shipments moving from the second quarter to the third quarter.  The domestic and international quotation and inquiry activity continues to be good.  Our challenge is to continue to seek out every opportunity to expand our served markets and add to our product offerings.”

Revenues for the Company’s Galvanizing Service Segment increased 41 percent to $51.3 million for the second quarter ending August 31, 2008, compared to $36.5 million in the previous year’s comparable quarter. Operating income for this segment was $15.5 million, compared to $9.2 million in the same quarter last year, an increase of 68 percent.  Operating margins for the second quarter ending August 31, 2008 were 30 percent.  The quarterly results do reflect the positive impact of an insurance settlement related to a fire at one of our facilities.  This resulted in a gain of $1.3 million pre tax and is included in the operating income.  Without this gain, operating margins would be 28 percent as compared to 25 percent in the prior year second quarter period. For the first six months of fiscal 2009, revenues increased 40 percent to $99.3 million, and operating income increased 62 percent to $28.8 million, compared to $71 million and $17.8 million, respectively, for the first six months of the prior year.  AAA Galvanizing acquired on April 1, 2008, contributed $21.8 million to our total six months revenues.  Our revenues generated from our historical operations prior to the acquisition of AAA for the first six months period increased 9 percent.  Volume of steel processed increased 12 percent, while average selling price decreased 2 percent as compared to the same six months period in the prior year.

Mr. Dingus continued, “Robust market demand for our galvanizing services has positively impacted our ability to maximize our operating results.  The assimilation of the acquisitions is going extremely well and demand has remained excellent.  Pricing pressures may increase due to changes in demand brought about by economic conditions or the increased cost of steel.  These issues combined with the seasonal winter impact on our North Central U.S. facilities may result in lower fourth quarter demand. The strategic actions that we have taken in this segment over the past few years has broadened our customer base and we believe it will continue to help us to offset some portion of any economic weakness we may encounter in a particular market area.  Our expanded geographic presence combined with our firm commitment to a superior level of

AZZ Second Quarter – Fiscal Year 2009
September 26, 2008

service and support should enable us to continue to report good results for this segment for the balance of our fiscal year that are above our historical 18 to 22 percent operating margins. As long as demand remains strong, we do not anticipate significant pricing pressures.  While our zinc cost has decreased, other operating materials and natural gas have increased, requiring us to continue to strive to maintain pricing in order to fully recover these costs. ”

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are increasing our previously issued guidance for fiscal year 2009. Our earnings are estimated to be within the range of $3.25 and $3.35 per diluted share and revenues to be within the range of $420 to $430 million.  Our estimates assume that we will not have any significant delays in the delivery of our electrical and industrial products, or that there will not be a significant change in galvanizing demand, pricing or any further adverse weather conditions prior to the fourth quarter of fiscal 2009.”

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal 2009 at 11:00 a.m. ET on September 26, 2008.  Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #63934934, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct.  We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

--END--
Condensed financial tables on attached page

AZZ Second Quarter – Fiscal Year 2009
September 26, 2008

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$103,260	$81,606	$203,218	$156,983
Costs and Expenses:
Cost of Sales	73,782	60,365	147,472	116,574
Selling, General and Administrative	11,372	8,363	21,229	20,367
Interest Expense	1,682	384	2,802	919
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(1,148)	(2)	(1,145)	1
Other (Income)	(579)	(361)	(1,063)	(556)
Other Expense
	$85,109	$68,749	$169,295	$137,305

Income before income taxes	18,151	$12,857	$33,923	$19,678
Income Tax Expense	6,847	4,735	12,497	7,410
Net income	$11,304	$8,122	$21,426	$12,268
Net income per share
Basic	$0.93	$.67	$1.77	$1.03
Diluted	$0.92	$.66	$1.74	$1.01
Diluted average shares outstanding	12,345	12,277	12,317	12,151

Segment Reporting
(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2008	August 31, 2007	August 31, 2008	August 31, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$51,959	$45,150	$103,965	$86,023
Galvanizing Services	51,301	36,456	99,253	70,960
	$103,260	$81,606	$203,218	$156,983

Segment Operating Income (a):
Electrical and Industrial Products	$9,797	$7,942	$17,729	$14,286
Galvanizing Services	15,478	9,230	28,836	17,841
Total Segment Operating Income	$25,275	$17,172	$46,565	$32,127

AZZ Second Quarter – Fiscal Year 2009
September 26, 2008

Condensed Consolidated Balance Sheet
(in thousands)

	August 31, 2008	February 29, 2008
	(unaudited)	(audited)

Assets:
Current assets	$157,381	$102,995
Net property, plant and equipment	$83,831	$48,285
Other assets, net	$88,360	$42,039
Total assets	$329,572	$193,319

Liabilities and shareholders’ equity:
Current liabilities	$55,114	$42,696
Long term debt due after one year	$100,000	$-
Other liabilities	$6,208	$4,467
Shareholders’ equity	$168,250	$146,156
Total liabilities and shareholders’ equity	$329,572	$193,319

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended
	August 31, 2008	August 31, 2007
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$12,593	$15,085
Net cash provided by (used in) investing activities	$(102,364)	$(5,961)
Net cash provided by (used in) financing activities	$100,104	$(8,963)
Effect of exchange rate changes on cash	$ (42)	$-
Net increase (decrease) in cash and cash equivalents	$10,290	$161
Cash and cash equivalents at beginning of period	$2,227	$1,703
Cash and cash equivalents at end of period	$12,517	$1,864

--END--